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         FIRST ALBANY ANNOUNCES AGREEMENT FOR THE SALE OF ITS MUNICIPAL
                            CAPITAL MARKETS DIVISION

 COMPANY TO CHANGE ITS NAME AND WILL HAVE APPROXIMATELY $12 MILLION TO INVEST IN
                           GROWTH, NO LONG-TERM DEBT

ALBANY, NEW YORK, March 6, 2007 - First Albany Companies Inc. (NASDAQ: FACT) announced today the agreement for the sale of the Municipal Capital Markets Group of its wholly owned subsidiary, First Albany Capital Inc. to DEPFA BANK plc for $12 million in cash and the related purchase by DEPFA of First Albany's municipal bond inventory used in the business, which is expected to range in value at closing from between $150-200 million. In connection with this transaction, DEPFA will assume the rights to the name "First Albany" and the Company will operate under a new name to be announced. The closing of the transaction is subject to DEPFA obtaining a US broker-dealer license, regulatory approvals and other customary conditions. The transaction is currently expected to close in the third quarter.

"We are excited about this transaction as another step in recapitalizing and repositioning the Company," said Peter McNierney, President and CEO. "This deal allows us to exit a capital intensive business and redeploy our financial and human resources into our core remaining areas: Equity Capital Markets, Fixed Income Middle Markets and Descap, our mortgage and ABS trading subsidiary. We have a boutique strategy; we cannot be all things to all people. We believe the narrower focus of the pro forma Company will help us concentrate the resources of the firm toward opportunities that generate the best return by targeting clients for whom we can add the most value."

"For 2006, the Company's net operating revenues excluding investment gains and losses and giving proforma effect to the transaction would have been $86 million. After paying off our long-term debt and after transactional and associated restructuring costs, we estimate we will have approximately $12 million in cash to fund investments for growth," McNierney continued. "These investments will consist of additional hires and increased access to capital for our trading desks. In addition, we expect to consolidate and reduce our fixed expenses associated with our overhead, back office and real estate consistent with our continuing businesses."

Freeman & Co. Securities LLC advised First Albany on the transaction.

ABOUT FIRST ALBANY

First Albany Companies Inc. (NASDAQ:FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

This press release contains "forward-looking statements," which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION
PLEASE CONTACT:

C. Brian Coad
Chief Financial Officer
First Albany Companies
212.273.7120
518.447.8500